RONSON REPORTS INCREASES IN SALES AND
                             EARNINGS FOR YEAR 2006


Somerset,  N.J.,  March 14, 2007 - Ronson  Corporation  (NASDAQ  Capital  Market
RONC). Ronson Corporation (the "Company") today reported its results for the fourth quarter and year 2006.

Net Sales
---------
The Company reported an increase of 10% in Net Sales in the Year 2006 to $29,244,000 as compared to $26,563,000 in the year 2005. The Company's Net Sales in the fourth quarter of 2006 of $6,573,000 were lower as compared to $6,861,000 in the fourth quarter of 2005.

Net Earnings
------------
The Company's Net Earnings improved by $400,000 to $67,000 in the year 2006 from a Net Loss in the year 2005 of $333,000.

Earnings from Operations
------------------------
The Company's Earnings from Operations improved to $1,093,000 in the year 2006, from $888,000 in the year 2005. The Company's Earnings from Operations were $274,000 in the fourth quarter of 2006 as compared to $442,000 in the fourth quarter of 2005.

Earnings before Income Taxes
----------------------------
The Company's Earnings before Income Taxes increased by $791,000 to $289,000 in the year 2006 from a Loss before Income Taxes of $502,000 in the year 2005. The Loss before Income Taxes in 2005 included a nonrecurring loss related to the Company's sale of Ronson Aviation's charter aircraft and charter business (refer to note 1 below).

Income Taxes
------------
The Company's Income Tax Expenses in the fourth quarter and year 2006 included an additional $75,000 charge to net earnings due to the adjustment of the valuation allowance for deferred tax assets related to a tax planning strategy (refer to note 4 below).


Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, N.J., and Ronson Corporation of Canada Ltd., manufacturers and marketers of Ronson Consumer Products; and 2) Ronson Aviation, Inc., a fixed-base operator at Trenton-Mercer Airport, Trenton, N.J., providing fueling, sales/services of aircraft, avionics and hangar/office leasing.

                               RONSON CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                     2006             2005
                                                                     ----             ----
FOR THE QUARTER ENDED DECEMBER 31:
----------------------------------

Net sales                                                      $6,573,000       $6,861,000
Earnings before other charges, interest, other items
   and income taxes                                               285,000          442,000
Other charges, litigation                                         (11,000)(3)           -- (3)
Earnings from operations                                          274,000          442,000
Nonrecurring losses, excluding income tax                              --          (51,000)(2)
Earnings before income taxes                                       29,000          169,000
Income tax expenses                                               116,000 (4)       109,000
Net earnings (loss)                                               (87,000)          60,000

Net earnings (loss) per common share (5,6):
Basic                                                              $ (.02)            $.01
Diluted                                                              (.02)             .01

Average common shares outstanding (5,6):
Basic                                                           4,806,000        4,762,000
Diluted                                                         4,806,000        4,802,000

FOR THE YEAR ENDED DECEMBER 31:
-------------------------------

Net sales                                                     $29,244,000      $26,563,000
Earnings before other charges, interest, other items
   and income taxes                                             1,184,000          983,000
Other charges, litigation                                         (91,000)(3)      (95,000)(3)
Earnings from operations                                        1,093,000          888,000
Nonrecurring losses, excluding income tax                              --         (642,000)(1)(2)
Earnings (loss) before income tax                                 289,000          (502,000)
Income tax expense (benefit)                                      222,000 (4)      (169,000)
Net earnings (loss)                                                67,000          (333,000)

Net earnings (loss) per common share (5,6):
Basic                                                                $.01             $(.07)
Diluted                                                               .01              (.07)

Average common shares outstanding (5,6):
Basic                                                           4,788,000        4,762,000
Diluted                                                         4,826,000        4,762,000


FOOTNOTES
---------


      (1) In the third quarter of 2005, the Company completed the sale of Ronson Aviation's charter aircraft, the Citation II, and its charter business for $1.6 million in cash. The sale resulted in a nonrecurring loss in 2005 of $591,000 before income taxes.

      (2) The Results of Operations in the fourth quarter and year 2005 included costs of $51,000 related to an appeal by the Company of an assessment of prior income taxes by the State of New Jersey. In the fourth quarter of 2005, the Company's appeal was rejected.

      (3) The Other Charges, Litigation were the legal fees incurred as a result of the two lawsuits filed by the same stockholder, net of related insurance reimbursements.

      (4) In the fourth quarter of 2006, the Company reviewed the likelihood that, using a tax planning strategy, it would be able to utilize net operating loss carryforwards of Prometcor, Inc. for purposes of State of New Jersey income taxes. The determination was made that a portion was not likely to be utilized. Therefore, in the fourth quarter of 2006, the Company increased the valuation reserve related to deferred income tax assets by $75,000, resulting in increased Income Tax Expenses that lowered 2006's Net Earnings.

      (5) Diluted Net Earnings (Loss) per Common Share includes the dilutive effect of outstanding stock options. The stock options were anti-dilutive for the quarter ended December 31, 2006 and for the year ended December 31, 2005, and therefore, were excluded from the computation of Diluted Net Earnings (Loss) per Common Share for those periods.

      (6) On February 1, 2007, the Company's Board of Directors declared a 5% stock dividend on the Company's outstanding common stock to be issued on April 16, 2007. Information regarding the number of shares and per share amounts has been retroactively adjusted to reflect this 5% stock dividend.